FIRST FINANCIAL FUND, INC.

                           1680 38TH Street, Suite 800
                             Boulder, Colorado 80301

                      IMPORTANT REMINDER TO VOTE YOUR PROXY

                                                                    July 7, 2004

Dear First Financial Fund Shareholder:

         Our records indicate that you have not voted your shares for the Annual Meeting of Stockholders of First Financial Fund, Inc. The Meeting will be held at the Langham Hotel, 250 Franklin Street, Boston, Massachusetts, on Wednesday, August 18, 2004 at 9:00 a.m. local time. Please take a moment now to ensure that your shares are represented at this important meeting.

         At the Meeting, you will be asked to vote on several proposals to strengthen the Fund's corporate governance practices and increase the Fund's investment flexibility. Your Board of Directors has unanimously determined that all of the proposals are in the best interests of the Fund and its stockholders and recommends that you vote "FOR" these proposals.

                          *YOUR VOTE IS VERY IMPORTANT*

         Institutional Shareholder Services ("ISS"), the nation's leading proxy voting advisory service firm, has recommended that the Fund's shareholders vote "YES" on all proposals on the agenda. ISS provides proxy advisory services to institutional investors, mutual funds, and other fiduciaries. It is the leading provider of proxy voting and corporate governance services. ISS analyzes proposals, determines what is in shareholders' best interest and recommends to shareholders how to vote in over 20,000 shareholder meetings each year.

                         *PLEASE VOTE YOUR SHARES TODAY*

         In order to ensure that every stockholder has an opportunity to vote his or her shares, no matter how few or how many shares you may own, we are enclosing an additional proxy card that will allow you to exercise your rights as a stockholder.


         Please vote by Telephone or Internet Today! Remember - every share and every vote counts! You may also sign, date and mail your proxy card in the envelope provided. If you have any questions, please call MacKenzie Partners, Inc. at (800) 322-2885 Toll-free or (212) 929-5500 Collect.

         Thank you in advance for voting promptly.

                                   Sincerely,

                                   /s/ Stephen C. Miller

                                   Stephen C. Miller
                                   President
                                   First Financial Fund, Inc.